Exhibit 10.2

Platinum Underwriters Holdings, Ltd.
Platinum Underwriters Finance, Inc.

Series A 7.50% Notes due June 1, 2017

Jurisdiction Agreement

May 20, 2005

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Ladies and Gentlemen:

     Reference is hereby made to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), Platinum Underwriters Finance, Inc., a Delaware corporation (“Platinum Finance”), and Goldman, Sachs & Co., (the “Purchaser”) and the Exchange and Registration Rights Agreement to be dated as of May 26, 2005 (the “2005 Registration Rights Agreement”), among the Company, Platinum Finance and the Purchaser. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     Each of the Company and Platinum Finance irrevocably (i) agrees that any legal suit, action or proceeding against the Company or Platinum Finance brought by the Purchaser or by any person who controls such Purchaser within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act (a “Control Person”) arising out of or based on the Purchase Agreement, the 2005 Registration Rights Agreement or the transactions contemplated thereby may be instituted in any United States Federal or State court in the Borough of Manhattan, the City of New York, the State of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, (iii) waives, to the fullest extent it may effectively do so, any objection based on the absence of a necessary or indispensable party in any such proceeding, and (iv) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the Company and Platinum Finance irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on the Purchase Agreement, the 2005 Registration Rights Agreement or the transactions contemplated thereby which is instituted in any New York Court. To the fullest extent permitted by law, each of the Company and Platinum Finance hereby waives any objection to the enforcement by any competent foreign court of any judgment validly obtained in any such proceeding. Each of the Company and Platinum Finance designates and appoints CT Corporation System in New York City as its authorized agent (the “Authorized Agent”) upon which process may be served in any such action arising out of or based on the Purchase Agreement, the 2005 Registration Rights Agreement or the transactions contemplated thereby which may be instituted in any New York Court by the Purchaser or by any Control Person, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable on the part of each of the Company and Platinum Finance. Neither the Company nor Platinum Finance makes any representation as to the revocability of such appointment by the Authorized Agent. Each of the Company and Platinum Finance represents and warrants that its Authorized Agent has agreed to act as such agent for service of process and each of the Company and Platinum Finance agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service of process to the Company or Platinum Finance, as the case may be, shall be deemed, in every respect, effective service of process upon the Company or Platinum Finance, as applicable.

     This Agreement shall be binding upon, and inure solely to the benefit of, the Purchaser, the Company and Platinum Finance, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from the Purchaser shall be deemed a successor or assign by reason merely of such purchase.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.

     The provisions of this Agreement shall survive any termination of the Purchase Agreement or the 2005 Registration Rights Agreement, in whole or in part.

     This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

     If the foregoing is in accordance with your understanding, please sign and return to us eight counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement among the Purchaser, the Company and Platinum Finance.

Very truly yours, Platinum Underwriters Holdings, Ltd.
By:	/s/ Gregory E.A. Morrison
	Name:	Gregory E.A. Morrison
	Title:	President and Chief Executive Officer

Platinum Underwriters Finance, Inc.
By:	/s/ Gregory E.A. Morrison
	Name:	Gregory E.A. Morrison
	Title:	President and Chief Executive Officer

Accepted as of the date hereof:

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

[Senior Notes Jurisdiction Agreement]